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EXHIBIT 99.E.



                      CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
Massachusetts Mutual Life Insurance Company

We consent to the inclusion in this Pre-Effective Amendment No. 2 to the Registration Statement of Massachusetts Mutual Variable Life Separate Account I (Survivorship Variable Universal Life segment) on Form S-6 (Registration No. 333-41657) of our report dated February 6, 1998 on our audits of the statutory financial statements of Massachusetts Mutual Life Insurance Company, which includes explanatory paragraphs relating to the use of statutory accounting practices, which differ from generally accepted accounting principles. We also consent to the reference to our Firm under the caption "Experts."

                                   Coopers & Lybrand L.L.P.

Springfield, Massachusetts
May 26, 1998